Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Hayley Milbourn / Noah Zachary, Sloane & Company
	408-519-9677	212-446-1870 / 212-446-1865
	dnueman@tivo.com	hmilbourn@sloanepr.com / nzachary@sloanepr.com
TIVO REPORTS RECORD THIRD QUARTER
SERVICE AND SOFTWARE & TECHNOLOGY REVENUE UP 17% DRIVEN BY 26% GROWTH IN TOTAL SUBSCRIPTIONS AND 60% INCREASE IN MSO SERVICE REVENUE

•	Record Service and Software & Technology revenue of $102.8 million, an increase of 17% year-over-year; top-end of guidance range

•	Highest quarterly net subscription additions in ten years

•	MSO service revenue growth accelerated, up approximately 60% year-over-year; driven by highest ever third quarter MSO net subscription additions of 418,000

•	Adjusted EBITDA was $29.3 million

•	GAAP Net Income was $5.3 million; Non-GAAP Net Income grew 39% year-over-year to $9.9 million

•	Launched TiVo BOLTTM to overwhelming accolades

•	TiVo-Owned gross additions of 52,000 were up 44% year-over-year; ninth straight quarter of double-digit growth

•	Total TiVo subscriptions now approximately 6.5 million, up 26% versus a year-ago

•	Signed new international distribution, including a deal with Millicom in Latin America

•	Announced Tom Rogers to relinquish CEO position at TiVo; will become Chairman of the Board

SAN JOSE, CA - November 24, 2015 -- TiVo Inc. (NASDAQ: TIVO), a leader in the advanced television entertainment market, today reported financial results for the third quarter ended October 31, 2015.

Tom Rogers, President and CEO of TiVo, said, “This was a strong quarter of execution and growth. We posted record Service and Software & Technology revenue. Our continued innovation is leading to new distribution deals as well as a strengthening in our existing operator relationships. This drove an acceleration in the growth of MSO service revenue in the third quarter, which was up 60% year-over-year. In addition, the turnaround in the TiVo-Owned business continues as we launched the innovative TiVo BOLT and gross additions were up 44% year-over-year, our ninth straight quarter of double-digit growth. Our business trends are improving, and as we move forward, we believe we are well positioned to deliver strong results for the full fiscal year and beyond.”

Third Quarter Financial Overview

For the third quarter, service and software & technology revenues were $102.8 million. This compared to guidance in the range of $100 million to $103 million, and $88.1 million for the same quarter last year. TiVo reported Adjusted EBITDA of $29.3 million compared to $27.7 million in the same quarter last year. GAAP Net Income was $5.3 million; Non-GAAP Net Income grew 39% to $9.9 million compared to the year ago quarter. Non-GAAP net income excluded $1.9 million relating to amortization & earn-outs from Cubiware, $1.9 million of interest expense on the 2021 convertible notes, and $0.9 million loss on the repurchase of 2016 convertible notes, all net of tax. Additionally, the company repurchased $40 million of its 4% convertible notes, representing 3.6 million shares during the third quarter based on the conversion price of 4% convertible notes.
.

MSO Business

Rogers continued, “Our relationships with more than 70 global operator partners through our traditional TiVo solution, Digitalsmiths and Cubiware (all coming together in a next-generation solution - TiVo Lite) products continue to strengthen and we are seeing significant interest from new operators across all offerings. We now stand at over 5.5 million MSO subscriptions for the traditional TiVo offering, and experienced the strongest growth in 10 years, with net additions of 418,000, up 47% sequentially, and 24% year-over-year.

“On the international MSO front, we reached over four million subscriptions, driven by strong results from Vodafone Spain and Virgin Media. We also reached a new deal with Millicom, a global provider of wireless and wireline communication services to over 50 million subscribers, including to 6 million wireline homes passed in Latin America, to provide our products in various countries across its Latin American footprint. In addition, we made strong progress with Cubiware, announcing new relationships with Supercanal, Argentina’s leading MSO and MultiMedia Polska, Poland’s leading cable operator.

"In North America, we had another strong quarter with MSO cable subscription net additions growing 44% year-over-year as we are now deploying the TiVo experience across more than 15 mid-sized operators. This is in addition to the seven out of the top-ten operators, such as Charter, Time Warner Cable and Dish Network, we serve through Digitalsmiths, which posted double-digit year-over-year revenue growth.

TiVo Retail Business

“Our TiVo-Owned business showed an improving trajectory, highlighted by an increase of 44% year-over-year in gross additions, an acceleration over last quarter and the ninth straight quarter of year-over-year double-digit growth. And we grew our overall sub base with the strongest third quarter net additions in 9 years. This success was driven by the continued strength of TiVo Roamio, our whole home offering, as well as the launch of TiVo BOLT, the newest TiVo innovation. Additionally, we launched a marketing campaign around TiVo BOLT at the end of third quarter that will continue through the holiday season, and while this discretionary spend impacts Adjusted EBITDA, we believe it is an investment in future growth for our TiVo-Owned business.

“BOLT was hailed as breakthrough by many in the tech space, including from The Verge’s Walt Mossberg, who wrote that ‘Now, with the Bolt, TiVo is ready to proclaim itself the One Box To Rule Them All.’ Yahoo! Tech’s David Pogue wrote that BOLT’s … ‘speed, its software layout, its consolidation of both cable and Web services, its playback stunts, its ad skipping, its ability to set your recordings free from the box in the living room…Now more than ever, TiVo is the closest thing we’ll get to a time machine.’ BOLT is a significant step forward and it should have a meaningful role in advancing our TiVo-Owned efforts.

Data Analytics Business

“Turning to our research efforts, we are starting to see traction from our efforts to utilize our unique data for targeted and programmatic television advertising, highlighted by double-digit year-over-year revenue growth and our announcement of a partnership with Viacom. Further, we announced several weeks ago that early next year we’ll be providing free TV-ratings data. This is meant to highlight that ratings aren’t what is ultimately valuable, but rather answering the question of how to target viewers more efficiently, at a time when all networks are facing ratings declines. This is what the TiVo data analytics business is focused on and we have had meaningful interest since that announcement.”

Further Remarks

Rogers concluded, “TiVo is a great company today and I have thoroughly enjoyed the challenge of turning it around and building it from its DVR roots into a leader in providing next-generation TV in the United States and around the world. Today, TiVo now works with over 70 global operators, our MSO business is exhibiting significant growth and our TiVo-Owned retail business is showing an improving trajectory. When combined with the progress we are making in our research business as well as the potential for further value creation from our strong intellectual property position I am confident that TiVo is well positioned for continued growth and I look forward to being part of TiVo’s continued ascension in my role as Chairman of the Board.”

Management Provides Financial Guidance

For the fourth quarter of Fiscal Year 2016, TiVo anticipates service and software & technology revenues in the range of $101 million to $104 million.

TiVo expects Adjusted EBITDA excluding litigation expense and costs related to its CEO's transition to be in the range of $25 million to $28 million. As previously disclosed, we estimate these excluded transition costs to be in the range of $11 million to $12 million based on TiVo's stock price on November 17, 2015. Net income (loss), which includes these transition costs, to be in the range of $(8) million to $(5) million with net income (loss) before these transition costs expected to be $4 million to $6 million.

Included in the fourth quarter financial guidance is continued service revenue growth driven by our operator focused efforts. This will be slightly offset by anticipated lower technology revenue. Additionally, included is approximately $2 to $3 million of increased TiVo-Owned subscription acquisition spend versus the third quarter from our expanded marketing campaign around TiVo Bolt, and $2 million of lower MSO hardware margin as we anticipate selling fewer hardware units to MSOs during the fourth quarter as compared to the third quarter.

Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the third quarter ended October 31, 2015 financial and operating results as well as guidance outlook for the fourth quarter at 2:00 pm PT (5:00 pm ET), today, November 24, 2015. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 75200025). The Webcast will be archived and available through December 1, 2015 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 75200025.

About TiVo Inc.

TiVo Inc. (NASDAQ: TIVO) is a global leader in next-generation television services. With global headquarters in San Jose, CA and offices in New York, NY, Boston, MA, Durham, NC, and Warsaw, Poland, TiVo's innovative cloud-based Software-as-a-Service solutions enable viewers to consume content across multiple screens in and out-of-the home. The TiVo solution provides an all-in-one approach for navigating the 'content chaos' by seamlessly combining live, recorded, on-demand and over-the-top television into one intuitive user interface. The TiVo experience provides TV viewers with simple universal search, discovery, viewing and recording from a variety of devices, creating the ultimate viewing experience. TiVo products and services are available at retail or through a growing number of pay-TV operators world-wide. TiVo's multiple subsidiary companies provide the broader television industry and consumer electronics manufacturers with cloud-based video discovery and recommendation options, interactive advertising solutions and audience research and measurement services. More information at: www.TiVo.com.

TiVo, TiVo Bolt and the TiVo logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future distribution agreements as well as revenue and subscription growth from MSO customers (both domestically and internationally), future product developments, financial guidance for TiVo's fourth quarter and full fiscal year ending January 31, 2016, future growth in TiVo's overall subscription base including both TiVo-Owned and MSO subscriptions, future growth and improving trajectory of TiVo’s retail business, future revenues, growth, and product adoption by customers of TiVo’s data analytics business, and future expansion of TiVo’s products to emerging markets through Cubiware. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and Quarterly Reports on From 10-Q for the quarter ended April 30, 2015 and July 31, 2015 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2015	2014	2015	2014
Revenues
Service and software revenues	44,674	36,705	127,621	109,509
Technology revenues	58,135	51,359	166,704	151,182
Hardware revenues	29,506	30,366	72,178	76,656
Net revenues	132,315	118,430	366,503	337,347
Cost of revenues
Cost of service and software revenues	17,766	14,970	48,376	42,570
Cost of technology revenues	10,404	6,567	25,250	16,780
Cost of hardware revenues	30,837	28,176	73,593	70,464
Total cost of revenues	59,007	49,713	147,219	129,814
Gross margin	73,308	68,717	219,284	207,533
Research and development	28,027	25,546	79,350	76,944
Sales and marketing	12,172	10,544	35,043	31,143
Sales and marketing, subscription acquisition costs	3,612	2,734	6,420	5,451
General and administrative	13,461	14,292	44,163	45,406
Total operating expenses	57,272	53,116	164,976	158,944
Income from operations	16,036	15,601	54,308	48,589
Interest income	1,067	1,070	2,905	3,178
Interest expense and other expense, net	(6,040)	(3,197)	(15,918)	(7,139)
Income before income taxes	11,063	13,474	41,295	44,628
Provision for income taxes	(5,783)	(7,129)	(19,797)	(20,852)
Net income	$5,280	$6,345	$21,498	$23,776

Net income per common share
Basic	$0.06	$0.06	$0.23	$0.22
Diluted	$0.06	$0.06	$0.22	$0.21

Income for purposes of computing net income per share:
Basic	$5,280	$6,345	$21,498	$23,776
Diluted	$5,280	$6,345	$21,498	$27,530

Weighted average common and common equivalent shares:
Basic	92,759,485	107,497,734	92,346,466	110,303,789
Diluted	95,188,262	111,870,407	96,082,128	130,278,425

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	October 31, 2015	January 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$140,895	$178,217
Short-term investments	530,004	564,744
Accounts receivable, net of allowance for doubtful accounts of $685 and $647, respectively	54,653	40,184
Inventories	20,507	20,341
Deferred cost of technology revenues, current	4,082	5,076
Deferred tax asset, current	36,403	55,787
Prepaid expenses and other, current	13,356	13,851
Total current assets	799,900	878,200
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $54,521 and $52,021, respectively	12,521	11,854
Intangible assets, net of accumulated amortization of $38,811 and $31,277, respectively	61,053	51,810
Deferred cost of technology revenues, long-term	12,753	15,016
Goodwill	109,213	99,364
Deferred tax asset, long-term	114,486	114,486
Prepaid expenses and other, long-term	10,573	6,791
Total long-term assets	320,599	299,321
Total assets	$1,120,499	$1,177,521
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$33,435	$29,359
Accrued liabilities	46,076	54,431
Deferred revenue, current	172,657	175,503
Convertible senior notes, current	132,500	—
Total current liabilities	384,668	259,293
LONG-TERM LIABILITIES
Deferred revenue, long-term	207,519	255,816
Convertible senior notes, long-term	184,749	352,562
Deferred tax liability, long-term	2,791	—
Other long-term liabilities	10,490	537
Total long-term liabilities	405,549	608,915
Total liabilities	790,217	868,208
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 143,100,868 and 138,577,153, respectively, and outstanding shares are 97,887,202 and 96,221,867, respectively	142	138
Treasury stock, at cost: 45,213,666 and 42,355,286 shares, respectively	(545,278)	(514,853)
Additional paid-in capital	1,235,420	1,203,722
Accumulated deficit	(358,182)	(379,680)
Accumulated other comprehensive income (loss)	(1,820)	(14)
Total stockholders’ equity	330,282	309,313
Total liabilities and stockholders’ equity	$1,120,499	$1,177,521

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended October 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$21,498	$23,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment and intangibles	12,755	10,270
Stock-based compensation expense	21,694	25,577
Amortization of discounts and premiums on investments	4,763	8,204
Change in fair value of contingent purchase consideration	603	—
Deferred income taxes	18,348	(2,131)
Amortization of debt issuance costs and debt discount	5,915	1,439
Loss on repurchase of notes payable	1,141	—
Excess tax benefits from employee stock-based compensation	—	(12,289)
Allowance for doubtful accounts	(2)	183
Changes in assets and liabilities:
Accounts receivable	(12,840)	(4,128)
Inventories	(166)	5,438
Deferred cost of technology revenues	2,895	5,975
Prepaid expenses and other	1,709	(761)
Accounts payable	4,008	3,604
Accrued liabilities	(7,845)	2,994
Deferred revenue	(51,142)	(50,914)
Other long-term liabilities	(181)	(239)
Net cash provided by operating activities	$23,153	$16,998
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(420,291)	(608,052)
Sales or maturities of short-term investments	448,470	639,635
Purchase of long-term investment	(2,420)	—
Acquisition of business, net of cash acquired	(16,616)	(128,387)
Acquisition of property and equipment and other long-term assets	(8,163)	(4,668)
Acquisition of intangible assets	(1,000)	—
Net cash used in investing activities	$(20)	$(101,472)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	7,632	4,886
Proceeds from issuance of common stock related to employee stock purchase plan	3,823	3,649
Excess tax benefits from employee stock-based compensation	—	12,289
Proceeds from issuance of convertible senior notes, net of issuance costs	—	224,537
Proceeds from issuance of common stock warrants	—	30,167
Purchase of convertible note hedges	—	(54,018)
Repurchase of notes payable	(41,040)	—
Treasury stock - repurchase of stock	(30,425)	(242,541)
Net cash used in financing activities	$(60,010)	$(21,031)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	$(445)	$—
NET DECREASE IN CASH AND CASH EQUIVALENTS	$(37,322)	$(105,505)
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	178,217	253,713
Balance at end of period	$140,895	$148,208

TIVO INC.
OTHER DATA

	Three Months Ended		Guidance Reconciliation
	October 31,		Three Months Ending
	2015	2014	January 31, 2016
	(In thousands)		(In millions)
Net Income	$5,280	$6,345	$(8) - $(5)
Add back:
Depreciation & amortization	4,624	3,532	$4 - $5
Interest income & expense, other	3,672	2,113	$3 - $4
Provision (Benefit) for income tax	5,783	7,129	$3 - $5
EBITDA	19,359	19,119	$5 - $8
Earn-outs and changes in fair value of earn-outs	1,306	0	$1 - $2
Loss on repurchase of notes payable	1,141	0	$0
Stock-based compensation	7,488	8,549	$7 - $8
CEO transition charge, pre-tax	0	0	$11 - $12
Adjusted EBITDA	$29,294	$27,668	$24 - $27
Litigation expenses	(947)	1,247	$1 - $2
Litigation proceeds (past damage awards)	0	0	$0
Adjusted EBITDA excluding litigation expense and litigation proceeds (past damage awards)	$28,347	$28,915	$25 - $28
EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA adjusted for acquisition related charges for retention earn-outs payable to former shareholders of the business we acquired and changes in fair value of acquired business' performance related earn-outs, CEO transition charge, pre-tax, and stock-based compensation. TiVo’s “Adjusted EBITDA excluding litigation expenses and proceeds (past damage awards)” is Adjusted EBITDA less litigation related expenses and litigation proceeds attributable to past damage awards, but includes litigation proceeds recognized as technology licensing revenue. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenue from IP settlements nor the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
NON-GAAP NET INCOME RECONCILIATION
	Three Months Ended October 31,
	2015	2014
	(In thousands)
Net Income	$5,280	$6,345
Add back:
Cubiware related depreciation & amortization, net of tax	546	0
Earn-outs and changes in fair value of earn-outs	1,306	0
Interest expense on 2021 convertible notes, net of tax	1,857	777
Loss on repurchase of 4.0% Notes due 2016, net of tax	887	0
Non-GAAP Net Income	$9,876	$7,122

Non-GAAP Net Income. TiVo's "Non-GAAP Net Income" means Net Income plus Cubiware related depreciation & amortization, net of tax, Cubiware related transfer taxes, net of tax, earn-outs and changes in the fair value of earn-outs associated with the Cubiware acquisition, loss on repurchase of our convertible notes due 2016, and interest expense on our convertible notes due 2021. We have excluded the Cubiware related depreciation & amortization, transfer taxes and earn-outs and the loss on repurchase of our convertible notes due 2016 because none of these were present in the three months ended October 31, 2014. Non-GAAP Net Income is not a measure of financial performance under GAAP. We have presented Non-GAAP Net Income solely as supplemental disclosure because we believe some investors will find it useful to compare the operating performance of the business over the two periods without these expenses. A limitation associated with this non-GAAP measure is that it does not include the interest expense associated with our recent convertible notes financing or any Cubiware related depreciation & amortization, transfer taxes and earn-outs associated with our acquisition of Cubiware, but does include the revenue related to Cubiware. Non-GAAP Net Income is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

	Three Months Ended
(Subscriptions and Households in thousands)	Oct 31, 2015	Oct 31, 2014
TiVo-Owned Gross Additions:	52	36
Net Additions/(Losses):
TiVo-Owned	11	(9)
MSOs	418	337
Total Net Additions/(Losses)	429	328
Cumulative Subscriptions:
TiVo-Owned	952	928
MSOs	5,515	4,204
Total Cumulative Subscriptions	6,467	5,132
Average Subscriptions:
TiVo-Owned Average Subscriptions	947	930
MSO Average Subscriptions	5,294	4,035
Total Average Subscriptions:	6,241	4,965
Total MSO Households	4,605	3,651
MSO Average Households	4,435	3,521
TiVo-Owned Fully Amortized Active Product Lifetime Subscriptions	153	152
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	43%	48%
Subscriptions and Households. Management reviews the number of subscriptions and households, and believes they may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. Above is a table that details the change in our TiVo-Owned and MSO Subscription and MSO Household bases as of October 31, 2015 compared to October 31, 2014. The TiVo-Owned Subscription lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled devices (such as a DVR or TiVo Mini) and for which TiVo incurs acquisition costs. The MSO Subscription lines refer to subscriptions sold to consumers by MSOs such as Cogeco, Com Hem, Mediacom, Vodafone Spain (ONO), RCN, Suddenlink, and Virgin, among others, and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the average monthly subscriptions for the quarter, the total MSO households and the MSO average households for the quarter, the number of fully amortized active product lifetime subscriptions, and percent of TiVo-Owned Subscriptions for which consumers pay recurring fees as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled device such as a DVR or a non-DVR device such as a TiVo Mini for which (i) a consumer has paid or committed to pay for the TiVo service and (ii) service is not canceled. Each TiVo-Owned Subscription represents a single TiVo-enabled device (as defined above) and therefore one or more TiVo-Owned Subscriptions may be present in a single household. MSO Subscriptions are a count of the number of devices that connect to the TiVo service and one or more devices may be present in a single MSO Household. TiVo-Owned Subscriptions currently pay for the TiVo service on a recurring payment plan (such as a monthly or annual payment plan) or on a one-time basis for the life of TiVo-enabled device (referred to as product lifetime subscriptions here and sold commercially as All-in subscriptions). Beginning in October 2014, each TiVo Mini device sale includes a product lifetime subscription for that TiVo Mini device, which have much lower average revenues than DVRs. Sales of the TiVo Mini device began in March 2013. TiVo Mini represented 13% and 6% of cumulative TiVo-Owned Subscriptions as of October 31, 2015 and 2014, respectively. Increasing sales of TiVo Minis have helped slow, and in some quarters, led to increases in our cumulative TiVo-Owned Subscriptions as well as increased the number of subscriptions (devices) per TiVo-Owned household.  This trend has resulted in a slower rate of decline in the total number of TiVo-Owned households. The 44% increase in gross additions of TiVo-Owned Subscriptions in the quarter compared to the year ago quarter led to a net addition of TiVo-Owned Subscriptions, which was driven primarily on changes in our whole-home pricing, including the bundling of product lifetime subscriptions with each TiVo Mini device, sales of our TiVo OTA (over-the-air) product, and the launch of our latest innovation the TiVo Bolt(TM) product. Subscriptions do not include soft-clients (i.e. iPad application or web portal) or digital tuning adapter users. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related TiVo-enabled device has not made contact with the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total.
We define a "household" as one or more devices associated with the same contract or customer number. We currently do not report TiVo-Owned households as we currently receive incremental revenue for each new TiVo-Owned Subscription in the TiVo-Owned business whereas, in some cases, our MSO customers pay us on a per household basis. MSO Subscriptions are a count of the number of devices that connect to the TiVo service and one or more devices may be present in a single MSO Household.
We calculate average subscriptions for the period by adding the average subscriptions for each month and dividing by the number of months in the period. We calculate the average subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We calculate Average MSO Households for the period by adding the average households for each month and dividing by the number of months in the period. We calculate the average households for each month by adding the beginning and ending households for the month and dividing by two. We are not aware of any uniform standards for defining subscriptions or households and caution that our presentation may not be consistent with that of other companies. Additionally, the fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber, subscription, household or a TiVo-enabled device which may not be consistent with how we define a subscription or household for our reporting purposes nor be representative of how such fees are calculated and paid to us by our MSOs. Our MSO Subscription and MSO Household data is dependent in part on reporting from our third-party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended October 31,
TiVo-Owned Churn Rate	2015	2014
	(In thousands, except churn rate per month)
Average TiVo-Owned Subscriptions	947	930
TiVo-Owned Subscription cancellations	(41)	(45)
TiVo-Owned Churn Rate per month	(1.4)%	(1.6)%
TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned Subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video On Demand services, as well as increased price sensitivity, CableCARDTM installation issues, and CableCARDTM technology limitations, may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned Subscription cancellations in the period divided by the Average TiVo-Owned Subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned Subscriptions for the period by adding the average TiVo-Owned Subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned Subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2015	2014	2015	2014
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$3,612	$2,734	$9,875	$11,489
Hardware revenues	(29,506)	(30,366)	(94,641)	(98,957)
Less: MSOs'-related hardware revenues	23,909	23,997	72,945	72,761
Cost of hardware revenues	30,837	28,176	98,634	93,627
Less: MSOs'-related cost of hardware revenues	(19,355)	(18,973)	(58,167)	(55,389)
Total Acquisition Costs	9,497	5,568	28,646	23,531
TiVo-Owned Subscription Gross Additions	52	36	187	144
Subscription Acquisition Costs (SAC)	$183	$155	$153	$163
Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned Subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third-parties’ subscription gross additions, such as MSOs' gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of

TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.
TiVo-Owned Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors in order to evaluate the potential of our subscription base to generate service revenues. Investors should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.
We calculate TiVo-Owned service revenues by subtracting MSOs'-related service revenues and Media services and other service revenues (includes Advertising, Research, Cubiware revenues, and Digitalsmiths' revenues), from our total reported net Service and Software revenues. The table below provides a more detailed breakdown of our Service and Software revenues, and reconciles to our total Service and Software revenues in our Statement of Operations as reported (or previously reported):

	Three Months Ended October 31,
Service and Software Revenues	2015	2014
	(In thousands)
TiVo-Owned-related service revenues	$20,508	$21,810
MSOs'-related service revenues	16,942	10,563
Media services and other service and software revenues	7,224	4,332
Total Service and Software Revenues	$44,674	$36,705
We calculate ARPU per month for TiVo-Owned Subscriptions by taking total reported net TiVo-Owned service revenues and dividing the result by the number of months in the period. We then divide the resulting average service revenue by Average TiVo-Owned Subscriptions for the period, calculated as described above for churn rate. The following table shows this calculation:

	Three Months Ended October 31,
TiVo-Owned Average Revenue per Subscription	2015	2014
	(In thousands, except ARPU)
TiVo-Owned-related service revenues	20,508	21,810
Average TiVo-Owned revenues per month	6,836	7,270
Average TiVo-Owned Subscriptions per month	947	930
TiVo-Owned ARPU per month	$7.22	$7.82

Technology Revenues. Revenue and cash from the contractual minimums (i.e. the following amounts do not include any additional revenues from our AT&T agreement) under our licensing agreements with EchoStar, AT&T, Verizon, and Cisco and Google/Motorola Mobility through October 31, 2015 have been:

	Technology Revenues	Cash Receipts
Fiscal Year Ended January 31,	(In thousands)
2012	35,275	117,679
2013	76,841	86,356
2014	136,532	464,725
2015	169,641	83,579
Nine month period from February 1, 2015 to October 31, 2015	128,572	71,017
Total	$546,861	$823,356
Based on current GAAP, revenue and cash from the contractual minimums under all our licensing agreements with EchoStar, AT&T, Verizon, and Cisco and Google/Motorola Mobility is expected to be recognized (revenues) and received (cash) for the remainder of the fiscal year 2016 and on an annual basis for the fiscal years thereafter as follows:

	Technology Revenues	Cash Receipts
	(In thousands)
Three month period from November 1, 2015 - January 31, 2016	42,990	12,562
Fiscal Year Ending January 31,
2017	173,129	83,579
2018	174,411	83,579
2019	88,629	31,139
2020	1,855	0
2021-2024	6,388	0
Total	$487,402	$210,859